Amendment No.7 to Transfer Agency and Service Agreement

This Amendment No. 7, dated November 16, 2017, (the “Effective Date”), to the Transfer Agency and Service Agreement (this “Amendment”), by and between Westcore Trust, a Massachusetts business trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS entered into a Transfer Agency and Service Agreement dated October 13, 2003, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to restate the additional telephone support and services provided by ALPS to the Trust in Schedule 2.2 of the Agreement.

NOW THEREFORE,

1.	The Parties agree to delete Schedule 2.2 in its entirety and replace it with a new Schedule 2.2 attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

WESTCORE TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Jasper R. Frontz	By:	/s/ Jeremy O. May
Name:	Jasper R. Frontz	Name:	Jeremy O. May
Title:	Treasurer and Chief Compliance Officer	Title:	President

SCHEDULE 2.2
ADDITIONAL TELEPHONE SUPPORT AND SERVICES

I.	SERVICES

1.	Transfer Agent and Telephone Support Function

a.	Maintain a telephone recording system that records all orders and instructions. Transfer Agent shall maintain these records in accordance with applicable federal and state regulations.

b.	Answer telephone inquiries from 7 a.m. to 6 p.m. Mountain time Monday through Friday except for Holidays as recognized by the New York Stock Exchange from customers and prospective customers of the Fund.

2.	Maintain prospect detail information and provide such information to the Fund in the form that the Fund may reasonably request;

3.	Send all literature orders for information received by the Transfer Agent to the fulfillment agent for the Fund, as may be designated from time to time, within one business day.

4.	Provide the Fund with a quarterly telephone report detailing the calls received during the month in the form that the Fund may reasonably request;

5.	Provide the Fund with monthly new account reports in the form that the Fund may reasonably request;

6.	Provide best efforts in maintaining an average speed of answer less than fifteen (15) seconds and an abandon rate (lost calls) of no more than 2%. The averages will be calculated on a monthly basis.

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